Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207347

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 31, 2015)

38,128,672 Shares

VIEWRAY, INC.

Common Stock

This prospectus supplement No. 1 supplements the prospectus, dated December 31, 2015 (the “Prospectus”), relating to the offering and resale by the selling stockholders identified in the Prospectus of up to 38,128,672 shares of our common stock, par value $0.01 per share. These shares were privately issued to the selling stockholders on July 23, August 13 and August 17, 2015 in connection with a private placement and a share exchange transaction described in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 9, 2016.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is quoted on the OTC Markets OTCQB tier, or OTCQB, under the symbol “VRAY.” As of March 18, 2016 the last reported sale price for our common stock as reported on the OTCQB was $4.55 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 21, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

VIEWRAY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-193498	42-1777485
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(Address of principal executive offices, including zip code)

(440) 703-3210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

ViewRay, Inc. (the “Company”) announced significant progress in the development of a linear accelerator version of its MRIdian® product (the “MRIdian® linac”).

The Company has achieved critical milestones in the technological development of the MRIdian® linac, including human imaging testing, delivery of radiation beams in a magnetic field using a linear accelerator and modification of the treatment planning system to incorporate linear accelerator technology. Other significant technology incorporated into the MRIdian® linac includes radio frequency “cloaking” technology to preserve the integrity of MR image quality in the presence of radio frequencies emitted by a linear accelerator, magnetic shielding technology to enable undistorted delivery of radiation, double-focused multi-leaf collimator technology for the delivery of sharp radiation beams and incorporation of existing MRIdian® proprietary “pop-apart” magnet design. During development, the Company plans to offer a limited number of MRIdian® linac systems for non-clinical research purposes.

The Company is designing the MRIdian® linac such that its commercially-available cobalt-based MRIdian® systems can be modified to incorporate the MRIdian® linac technology. The Company is in the process of preparing marketing applications for submission in 2016 for 510(k) clearance by the United States Food and Drug Administration and for CE marking in the European Union, as required for commercial launch of its MRIdian® linac.

The Company believes the MRIdian® linac, when commercially available, will broaden the Company’s addressable market, accelerate the Company’s sales cycle, accelerate backlog conversion time and improve gross margins.

Forward-Looking Statements

This report contains forward-looking statements. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of the MRIdian® linac, the market applications required for commercial launch of the MRIdian® linac, the broadening of the Company’s addressable market, the acceleration of the Company’s sales cycle, the acceleration of the backlog conversion time and the improvement of gross margins. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among other things, the ability to raise the additional funding needed to continue to pursue the Company’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the MRIdian® linac, competition in the industry in which the Company operates, overall market conditions and those other risks and uncertainties described in the Company’s most recent Quarterly Report on Form 10-Q under the caption “Risk Factors.” Other risks, uncertainties and factors that could cause actual results to differ materially from those projected may be described from time to time in reports the Company files with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q and 8-K. These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWRAY, INC.

Dated: March 9, 2016	By:	/s/ Chris A. Raanes
		Name:	Chris A. Raanes
		Title:	Chief Executive Officer